                                                 REGISTRATION NO. 33-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                        --------------------------------

                               DOVER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                                              53-0257888
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                   280 Park Avenue, New York, New York  10017
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                               DOVER CORPORATION
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                            (FULL TITLE OF THE PLAN)

                        --------------------------------

                            ROBERT G. KUHBACH, ESQ.
                 Vice President, General Counsel and Secretary
                               Dover Corporation
                   280 Park Avenue, New York, New York  10017
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                 (212) 922-1640
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE
                        --------------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                             Proposed           Proposed
            Title of                      Amount             maximum             maximum              Amount of
          securities to                   to be           offering price        aggregate            registration
          be registered               registered(1)        per share(2)     offering price(2)            fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$1.00                                 500,000 shares          $45.00           $22,500,000            $7,758.62
-----------------------------------------------------------------------------------------------------------------

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(1) This Registration Statement also covers such indeterminable number of additional shares of Common Stock as may become deliverable as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the Plan.

(2) Determined pursuant to Rule 457(h) under the Securities Act of 1933 solely for purposes of calculating the registration fee and based upon the average of the high and low prices of the Common Stock on February 29, 1996 as reported in the consolidated reporting system.
===============================================================================

                                    PART II


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, descriptions, amendments and reports filed with the Securities and Exchange Commission (the "Commission") by Dover are incorporated by reference into this Registration Statement:

                 (a) Dover's Annual Report on Form 10-K for the year ended December 31, 1994;

                 (b) Dover Corporation Employee Savings and Investment Plan's (the "Plan") Annual Report on Form 11-K for the year ended December 31, 1994, filed pursuant to Section 15(d) of the Exchange Act;

                 (c) All other reports filed by Dover pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1994; and

                 All documents subsequently filed by Dover pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered pursuant hereto have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         The authorized capital stock of Dover is 200,100,000 shares, consisting of 200,000,000 shares of common stock par value $1.00 per share (the "Common Stock"), and 100,000 shares of preferred stock, par value $100 per share (the "Preferred Stock"). As of December 31, 1995, there were 116,562,662 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of Dover, holders of Common Stock are entitled to share ratably in all assets remaining after payment in full of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and there are no conversion provisions or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. Harris Trust & Savings Bank, Chicago, Illinois, serves as transfer agent and registrar for the Common Stock.

         The Company's Certificate of Incorporation, as amended, contains provisions wherein the repurchase by the Company of certain shares held by certain interested stockholders at a price in excess of the market price must be approved by a majority of the holders of the outstanding shares of the Company's capital stock entitled to vote generally in the election of directors (the "Voting Shares") and, in the event that there exists a beneficial owner of 40% or more of the Voting Shares of the Company, the holders of the remaining Voting Shares shall be entitled to cumulative voting for directors. The Certificate of Incorporation, as amended, also contains provisions wherein, subject to certain limited exceptions, an affirmative vote of 80% of the holders of the Voting Shares is required to approve certain business combinations with respect to certain related persons. The amendment or repeal of these provisions regarding interested stockholders, substantial stockholders or related persons requires the approval of 80% of the holders of the Voting Shares unless there is no interested stockholder, substantial stockholder or related person, as applicable, at the time of such amendment or repeal or such amendment or repeal is recommended to the holders of the Voting Shares by a majority vote of the directors who were members of the board prior to the date the interested stockholder, substantial stockholder or related person, as applicable, became such an interested stockholder, substantial stockholder or related person, respectively.

STOCK PURCHASE RIGHTS

         Each outstanding share of Common Stock and each share of Common Stock offered hereby also represents one quarter of a right (collectively, the "Rights"), each of which Rights, when exercisable, entitles the holder thereof to purchase a unit consisting of one-thousandth of a share of Dover's Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") at a purchase price of $175 per unit, subject to certain anti-dilution adjustments. The Rights will become exercisable only if a person or group acquires beneficial ownership of 20% or more of the Common Stock or begins a tender offer or exchange offer that would result in that person or group owning 20% or more of the Common Stock. Additionally, upon the occurrence of similar events, each holder of a Right shall have the right to receive upon exercise of such Right at its current exercise price, in lieu of shares of the Series A Preferred Stock, the number of shares of Dover Common Stock or the third-party acquiror's common stock having a market value of two times the exercise price of the Right. Until the Rights become exercisable, the Company may redeem them at five cents per Right. The Rights expire on November 23, 1997. The Series A Preferred Stock consists of 45,000 authorized shares that are reserved for issuance upon exercise of the Rights. No such shares have been issued. The terms and conditions of the Rights are governed by a Rights Agreement dated as of November 5, 1987 (the "Rights Agreement") between Dover and Harris Trust Company of New York, as Rights Agent.

         The Rights have certain anti-takeover effects. The Rights will cause dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company.

PREFERRED STOCK

         Although Dover has no present plans to do so, the Board of Directors is authorized to issue up to 100,000 shares of Preferred Stock from time to time in one or more series. The Board of Directors may fix the dividend rights and terms, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the liquidation preferences and other rights, preferences and qualifications, limitations or restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. The Board of Directors has designated 45,000 shares of Preferred Stock as Series A Preferred Stock issuable upon exercise of Rights. See "Stock Purchase Rights." The holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Series A Preferred Stock have liquidation preferences and other rights, and are entitled to quarterly dividends of at least $10 per share. In the event that the dividends on the Series A Preferred Stock are significantly in arrears, the holders of the Series A Preferred Stock shall have the right, as a class, to elect two directors to the Board of Directors. No shares of Series A Preferred Stock have been issued. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting, conversion and other rights that could affect adversely the holders of Common Stock or make it more difficult to effect a change in control of Dover.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving, at the request of the Registrant, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Company to indemnify any such person. Article XII of the By-Laws of the Company provides for indemnification of directors, officers, employees and agents of the Company for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to threatened, pending or completed actions, suits or proceedings to the full extent permitted under the laws of the State of Delaware. Article SEVENTEENTH of the Restated Certificate of Incorporation of the Company, as amended, eliminates the liability of directors to the fullest extent permitted under the above- referenced Delaware statute.

         The Company has in effect a policy insuring itself, its subsidiaries and their respective directors and officers, to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they shall become legally obligated to pay. The policy is for a period ending November 5, 1996 and provides a maximum coverage of $30 million and (subject to certain enumerated exclusions) covers 100% of all losses above the deductible amount of $5,000 per director or officer.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

5. Copy of the Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code.

23.      Consents of experts and counsel.

                 Consent of KPMG Peat Marwick LLP.

24.      Powers of Attorney.

                 Included in Part II of this Registration Statement.

99.      Additional Exhibits.

                 Dover Corporation Employee Savings and Investment Plan.

ITEM 9.  UNDERTAKINGS

         Dover hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Dover pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Dover hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Dover's Annual Report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Dover pursuant to the foregoing provisions, or otherwise, Dover has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dover of expenses incurred or paid by a director, officer or controlling person of Dover in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dover will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON FEBRUARY 29, 1996.

                               DOVER CORPORATION


                               By: /s/  Thomas L. Reece
                                   -------------------------------------
                                   Thomas L. Reece
                                   President and Chief Executive Officer


                               POWER OF ATTORNEY


                 KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John F. McNiff, Alfred Suesser and Robert G. Kuhbach, and each of them, with full power of substitution and resubstitution, as attorneys or attorney to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file with the Securities and Exchange Commission the same, with all exhibits thereto, and any and all applications or other documents to be filed with the Securities and Exchange Commission pertaining thereto, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, hereby ratifying and confirming all that said attorneys, and any of them and any such substitute, may lawfully do or cause to be done by virtue hereof.

                 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 29, 1996.

           Signature                                            Title
           ---------                                            -----
/s/  Thomas L. Reece                          President and Chief Executive Officer
-------------------------                     (Principal Executive Officer)
Thomas L. Reece

/s/  John F. McNiff                           Treasurer (Principal Financial Officer)
-------------------------
John F. McNiff

/s/  Alfred Suesser                           Controller (Principal Accounting Officer)
-------------------------
Alfred Suesser

/s/  David H. Benson                          Director
-------------------------
David H. Benson

/s/  Magalen O. Bryant                        Director
-------------------------
Magalen O. Bryant

/s/  Jean-Pierre M. Ergas                     Director
-------------------------
Jean-Pierre M. Ergas

/s/  Roderick J. Fleming                      Director
-------------------------
Roderick J. Fleming

/s/  John F. Fort                             Director
-------------------------
John F. Fort

/s/  James L. Koley                           Director
-------------------------
James L. Koley

/s/  Anthony J. Ormsby                        Director
-------------------------
Anthony J. Ormsby

/s/  Gary L. Roubos                           Director
-------------------------
Gary L. Roubos

/s/  Jerry W. Yochum                          Director
-------------------------
Jerry W. Yochun


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE TRUSTEE (OR OTHER PERSON WHO ADMINISTERS THE EMPLOYEE BENEFIT PLAN) HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON FEBRUARY 29, 1996.

             DOVER CORPORATION EMPLOYEE SAVINGS AND INVESTMENT PLAN



                                         By: /s/  Robert G. Kuhbach
                                            -----------------------------------
                                            Robert G. Kuhbach
                                            Member of Pension Committee

                                 EXHIBIT INDEX


                                                                                          SEQUENTIALLY
EXHIBIT                                                                                     NUMBERED
NUMBER                                                                                        PAGE
-------                                                                                   ------------
5.       Copy of the Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code.

23.      Consents of experts and counsel.

                 Consent of KPMG Peat Marwick LLP.

24.      Powers of Attorney.

                 Included on page II-6 of this Registration Statement

99.      Additional Exhibits.

                 Dover Corporation Employee Savings and Investment Plan.